EXHIBIT 99.1

Security Bank Corporation Announces 2nd Quarter Dividend

MACON, GA – May 23, 2005

Security Bank Corporation, (NASDAQ: SBKC), announced today it has declared a second quarter dividend, paying $0.065 per share on June 30, 2005 to shareholders of record on June 15, 2005.

On May 4, 2005 the Board of Directors approved a two-for-one split of the company’s common stock, payable on May 27, 2005 in the form of a 100% stock dividend to shareholders of record on May 16, 2005. Each shareholder of record at the close of business on May 16, 2005 will receive one additional share for every outstanding share held on the record date, and trading will begin on a split-adjusted basis on May 31, 2005. In the first quarter of 2005, the company paid a dividend of $0.13 per share, which translates to a post-split dividend of $0.065 per share.

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 13 banking offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as one full service office in Brunswick, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary; Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Brunswick, Pooler, Richmond Hill, Rincon, Gray and Saint Simon’s Island.

Security Bank Corporation had total assets of $1.1 billion and total stockholders’ equity of $111.0 million at 3/31/05.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.